April 25, 2006

To Whom it May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of their report dated April 10, 2006 accompanying the audited financial statements of Searchlight Minerals, Inc. as of December 31, 2005, in the Registration Statement Form SB-2/A Amendment #1, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption “Experts”.

Very truly yours,

/s/ Kyle L. Tingle, CPA, LLC
Kyle L. Tingle
KYLE L. TINGLE, CPA, LLC